Exhibit 99.1

For Immediate Release:	For more information contact:
May 15, 2012	James M. La Neve, Chief Financial Officer
765– 807–2640

Chromcraft Revington, Inc. Reports First Quarter Results

First Quarter Sales Gain 11% and Net Loss Reduced 59%

West Lafayette, Indiana, May 15, 2012 – Chromcraft Revington, Inc. (NYSE Amex: CRC) today reported its results for the first quarter of 2012.  Sales for the first quarter of 2012 were $13.9 million or 11.3% higher than the same period last year. The net loss for the first quarter of 2012 was $746,000, which was 58.6% lower than the loss in the same period in 2011.

The increase in sales for the first quarter of 2012 as compared to the prior year period was primarily due to increased shipments of commercial seating products.  Residential furniture shipments in the first quarter of 2012 were slightly higher than the first quarter of 2011 primarily due to sales of new bedroom groups which began shipping in the second quarter of 2011.  Incoming orders for commercial products reflected a slowdown from the second half of 2011 which we believe is temporary, particularly with the initiatives we have taken in this division, including the recent acquisition of Executive Office Concepts, Inc. (“EOC”) in late March 2012.  We continue to face the challenges resulting from weak consumer demand for residential furniture in our product categories and price segment, which we believe is consistent with industry trends; the continuing economic difficulties which reflect the ongoing labor and housing market struggles and high consumer debt levels.

In addition to the positive impact of the sales increase on reducing the net loss for the first quarter of 2012, a favorable product sales mix and lower unabsorbed fixed manufacturing costs contributed to an increase in gross margin of $1.2 million in the first quarter of 2012 over the prior year period.  Selling, general and administrative expenses for the first quarter of 2012 were comparable to the prior year period.

Cash provided by operating activities in the first quarter of 2012 was $1.1 million as compared to $0.4 million used in the prior year period.  The improved cash flow was primarily due to a lower operating loss and an increase in cash from net working capital.  The $1.1 million generated from operating activities in the first quarter of 2012 was primarily used  for net debt repayments on our revolving credit facility of $0.9 million and the purchase of EOC in March.  There was no outstanding balance on the revolving credit facility at March 31, 2012.

Commenting on these results, Ronald H. Butler, Chairman and Chief Executive Officer, said “Despite the continuing difficult retail operating environment, we increased sales by 11% in the first quarter of 2012 as compared to the prior year period largely due to increased sales of our commercial seating products to government agencies, higher education institutions and the health care industry.  The increased sales, along with a favorable product sales mix and lower unabsorbed fixed manufacturing costs led to over a 70% increase in gross margin in the first quarter of 2012 compared to the first quarter of 2011, while holding the line on selling, general and administrative expenses.  The ongoing difficult operating environment in the residential furniture market will continue to be challenging in 2012.

We believe our recent acquisition of California-based EOC, with its commercial product lines, especially an extensive health care line, complement our current product line of seating, tables, and waiting area furniture.  In addition, the three year contract we were awarded late in 2011 with the Premier healthcare alliance is expected to boost our sales in this product line.  The health care sector continues to grow significantly and we believe this alliance continues to position the commercial line of our Chromcraft division favorably for the future.  In these uncertain economic times, we have diligently focused on our cash flow and balance sheet management along with controlling operating costs to be in line with our revenue base.”

Mr. Butler continued, “We also believe the new $5 million credit facility we entered into with Gibraltar Business Capital, LLC on April 20, 2012 provides us with the flexibility and borrowing capacity we need to meet our anticipated cash operating needs.”

Chromcraft Revington® businesses design, manufacture and import residential and commercial furniture marketed primarily in the U.S.  The Company wholesales its residential furniture products under Chromcraft®, Cochrane®, Peters-Revington®, Southern Living®, and CR Kids & Beyond® primary brands.  It sells commercial furniture under the Chromcraft® and Executive Office Concepts brands.  The Company sources furniture from overseas suppliers, with domestic contract specialty facilities, and operates a U.S. manufacturing facility for its commercial furniture and motion based casual dining furniture in Mississippi and a manufacturing facility for office suites and other commercial furniture lines in California.

Certain information and statements contained in this news release are forward-looking statements.  These forward-looking statements can be generally identified as such because they include future tense or dates, are not historical or current facts, or include words such as “believe,”  “may,”  “expect,”  “intend,” “plan,” “anticipate,” or words of similar import.  Forward-looking statements express management’s current expectations or forecasts of future events or outcomes, but are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those in such statements.

Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those identified in the forward-looking statements are the impact of the current economic difficulties in the United States and elsewhere; import and domestic competition in the furniture industry; our ability to execute our business strategies; our ability to grow sales and reduce expenses to eliminate our operating losses; continuation of the recent slowdown in the U.S. office furniture market; our ability to sell the right product mix; our inability to raise prices in response to increasing costs; our ability to anticipate or respond to changes in the tastes or needs of our end users in a timely manner; supply disruptions with products manufactured in China, Vietnam and other Asian countries; continued credit availability under the Company’s credit facility; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new home and existing home sales; financial viability of our customers and their ability to continue or increase product orders; loss of key management; other factors that generally affect business; and certain risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2011.

The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended
	March 31,	April 2,
	2012	2011

Sales	$13,887	$12,480

Cost of sales	11,034	10,820

Gross margin	2,853	1,660

Selling, general and administrative expenses	3,505	3,388

Operating loss	(652)	(1,728)

Interest expense	(94)	(76)

Net loss	$(746)	$(1,804)

Basic and diluted loss per share of common stock	$(.15)	$(.38)

Shares used in computing basic and diluted loss per share	4,842	4,737

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)
	March 31,	December 31,
	2012	2011

Assets

Accounts receivable, less allowance of $165 in 2012 and $150 in 2011	$7,252	$8,581
Inventories	13,054	14,194
Prepaid expenses and other	893	745
Current assets	21,199	23,520

Property, plant and equipment, net	6,663	6,483
Other assets	1,074	819

Total assets	$28,936	$30,822

Liabilities and Stockholders' Equity

Revolving credit facility	$-	$901
Current maturity of note payable	98	-
Accounts payable	3,301	3,955
Accrued liabilities	3,719	3,699
Current liabilities	7,118	8,555

Note payable	211	-
Deferred compensation	293	327
Other long-term liabilities	1,084	1,075
Total liabilities	8,706	9,957

Stockholders' equity	20,230	20,865

Total liabilities and stockholders' equity	$28,936	$30,822

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)
	Three Months Ended
	March 31,	April 2,
	2012	2011
Operating Activities
Net loss	$(746)	$(1,804)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	166	212
Non-cash share based and ESOP compensation expense	111	47
Provision for doubtful accounts	17	-
Amortization of deferred financing costs	19	13
Non-cash inventory write-downs	-	55
Non-cash accretion expense	9	9
Changes in operating assets and liabilities, net of effect of acquired business
Accounts receivable	1,493	1,610
Inventories	1,478	1,631
Prepaid expenses and other	(73)	(103)
Accounts payable and accrued liabilities	(1,322)	(1,964)
Long-term liabilities and assets	(70)	(85)
Cash provided by (used in) operating activities	1,082	(379)

Investing Activities
Capital expenditures	(31)	(13)
Acquisition of business, net of cash acquired	(138)	-
Cash used in investing activities	(169)	(13)

Financing Activities
Deferred financing cost	(12)	-
Net repayments on revolving credit facility	(901)	-
Cash used in financing activities	(913)	-

Change in cash	-	(392)

Cash at beginning of the period	-	4,179

Cash at end of the period	$-	$3,787

Supplemental Disclosure of Non-Cash Investing Activities

Acquisition of a business:

Assets acquired and liabilities assumed:
Working capital	$(32)
Property, plant and equipment	315
Intangible assets	226
	509
Less: cash acquired	(62)
Less: note due to seller	(309)
	$138